UNITED STATES OF AMERICA
                            FEDERAL TRADE COMMISSION
                             WASHINGTON, D.C. 20580
  [GRAPHIC OMITTED]
Office of the Director
Bureau of Competition



                                                  March 5, 2002


Paul L. Yde, Esq.
Vinson & Elkins
The Willard Office Building
1455 Pennsylvania Ave., NW
Washington, DC 20004-1008

     Re:     Duke Energy Corporation/Westcoast Energy, Inc.
             FTC File No. 0210032

Dear  Mr.  Yde:

     The Federal Trade Commission's Bureau of Competition has been conducting a nonpublic investigation to determine whether the proposed acquisition of Westcoast Energy, Inc., by Duke Energy Corporation may violate Section 7 of the Clayton Act or Section 5 of the Federal Trade Commission Act.

     Upon further review of this matter, it now appears that no further action is warranted by the Commission at this time. Accordingly, the investigation has been closed. This action is not to be construed as a determination that a violation may not have occurred, just as the pendency of an investigation should not be construed as a determination that a violation has occurred. The Commission reserves the right to take such further action as the public interest may require.


                                                  Sincerely yours,

                                                  /s/  Joseph J. Simons

                                                  Joseph J. Simons
                                                  Director